MANAGEMENT AGREEMENT

                                     Between

                            INTEGRAMED AMERICA, INC.

                                       and

                       FERTILITY CENTERS OF ILLINOIS, S.C.

     THIS MANAGEMENT AGREEMENT, dated February 28, 1997, by and between IntegraMed America, Inc., a Delaware corporation, with its principal place of business at One Manhattanville Road, Purchase, New York 10577 ("INMD") and Fertility Centers of Illinois, S.C., an Illinois medical corporation, with its principal place of business at 3000 North Halsted Street, Suite 509, Chicago, Illinois 60657 ("FCI").

                                    RECITALS:

     FCI specializes in the treatment of human infertility encompassing the provision of in vitro fertilization and other assisted reproductive services ("Infertility Services"). All the issued and outstanding shares of capital stock of FCI are owned by Brian Kaplan, M.D., Aaron Lifchez, M.D., Jacob Moise, M.D. and Jorge Valle, M.D. (collectively referred to as "Physicians" or "Stockholders").

     INMD is in the business of owning certain assets and providing management and administrative services to medical practices specializing in the provision of Infertility Services, and furnishing such medical practices with the necessary facilities, equipment, personnel, supplies and support staff.

     FCI desires to obtain the services of INMD in performing such management and administrative functions, on its behalf and all medical entities in the United States in which FCI's Stockholders have a financial interest or affiliation tied to FCI, to permit FCI to devote its efforts on a concentrated and continuous basis to the rendering of Infertility Services to its patients .

     In addition, FCI desires access to capital to fund its growth and development and INMD desires to provide such capital or access to capital as provided herein.

     NOW THEREFORE, in consideration of the mutual covenants and agreements herein contained and other good and valuable consideration , FCI hereby agrees to purchase from INMD the management and administrative services herein described and INMD agrees to provide such services on the terms and conditions provided herein.

                                    ARTICLE 1

                                   DEFINITIONS

     1.1 DEFINITIONS. For the purposes of this Agreement, the following definitions shall apply:

          1.1.1 "Assets" shall mean those fixed assets utilized in connection with the operation of FCI's medical practice, including, but not limited to, fixed assets and leasehold improvements.

          1.1.2 "Adjustments" shall mean adjustments for refunds, discounts, contractual adjustments, professional courtesies and other activities that do not generate a collectible fee as reasonably determined by INMD and FCI.

          1.1.3 "Base Management Fee" shall mean an annual fee paid by FCI to INMD in an amount equal to a percentage of FCI's annual Physician and Other Professional Revenues, and FCI Management Fees. The Base Management Fee shall cover the cost of management services provided by INMD corporate staff to FCI, as more specifically described in Section 2.3.

          1.1.4 "Cost of Services" shall mean all ordinary and necessary expenses of FCI and all direct ordinary and necessary operating expenses of INMD, without mark-up, incurred in connection with the management of FCI's medical practice , as more specifically described in Section 2.1; provided, however, Costs of Services shall be adjusted for all pass throughs, including, but not limited to, drug, laboratory, pathology, anesthesiologist and operating room fees that generate no economic benefits to FCI.

          1.1.5 "Facilities" shall mean the medical office and clinical space of FCI, including any satellite locations, related businesses and all medical group business operations of FCI, which are utilized by FCI in its medical practice.

          1.1.6 "Fiscal Year" shall mean the 12-month period beginning January 1 and ending December 31 of each year.

          1.1.7 "FCI Management Fees" shall mean all fees, whether received or accrued, and actually recorded each month, including management fees, and fees from other operations or affiliations of FCI, including, but not limited to IVF Illinois, an Illinois corporation and ultrasound revenues by Physician-Stockholders of FCI.


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          1.1.8  "Infertility  Services"  shall  mean  the  treatment  of  human infertility encompassing the provision of in vitro fertilization and other assisted reproductive services provided by FCI or any Physician Employee and Other Professional Employee.

          1.1.9  "Other  Professional   Employee"  shall  mean  a  non-physician
     individual who provides services, including the nurse anesthetists, physician assistants, nurse practitioners, psychologists, and other such professional employees who generate professional charges, but shall not include Technical Employees.

          1.1.10 "Physician-Employee" shall mean an individual, including a Physician-Stockholder, who is an employee of FCI or is otherwise under contract with FCI to provide professional services to FCI patients and is duly licensed as a physician in the State of Illinois.

          1.1.11 "Physician and Other Professional Revenues" shall mean all fees, whether received or accrued, and actually recorded each month (net of Adjustments) by or on behalf of FCI as a result of professional medical services personally furnished to patients by Physician Employees and Other Professional Employees and other fees or income earned in their capacity as professionals, whether rendered in an inpatient or outpatient setting, including but not limited to, medical director fees or technical fees from medical ancillary services, consulting fees and ultrasound fees from businesses owned or operated by Physician-Stockholders. Physician and Other Professional Revenues shall not include board attendance fees and other compensation in connection with board memberships; provided, the compensation does not exceed $5,000 in the aggregate, annually, per Physician-Stockholder.

          1.1.12 "Physician-Stockholder" shall mean a Physician and any future physician duly licensed to practice medicine in Illinois who becomes a stockholder of FCI.

          1.1.13 "Revenues" shall mean the sum of all Physician and Other Professional Revenues, and FCI Management Fees; provided, however, Revenues shall be adjusted for pass throughs, as provided for in Section 1.1.11, that generate no economic benefit to FCI.

          1.1.14   "Technical   Employees"   shall  mean   technicians  such  as
     embryologists and other laboratory personnel, ultrasonographers and phlebotomist who provide services to FCI. All Technical Employees shall be INMD Employees or independent contractors.


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                                    ARTICLE 2

                    COST OF SERVICES AND BASE MANAGEMENT FEE

     2.1 "Cost of Services" (as defined in Section 1.1.4) includes without limitation, the following costs and expenses, whether incurred by INMD or FCI:

       2.1.1 Salaries and fringe benefits of all employees of INMD working directly in the management, operation or administration (including, without limitation, Other Professional Employees and Technical Employees) providing services at FCI, along with payroll taxes or all other taxes and charges now or hereafter applicable to such personnel, and services of independent contractors;

       2.1.2 Expenses incurred in the recruitment of additional physicians for FCI, including, but not limited to employment agency fees, relocation and interviewing expenses and any actual out-of-pocket expenses of INMD personnel in connection with such recruitment effort;

       2.1.3 Direct marketing expenses of FCI, such as direct costs of printing marketing materials prepared by INMD;

       2.1.4 Any sales and use taxes assessed against FCI related to the operation of FCI's medical practice;

       2.1.5 Lease payments, depreciation expense (determined according to GAAP), taxes and interest directly relating to the Facilities and equipment, and other expenses of the Facilities described in
              Section 3.2 below;

       2.1.6 Legal fees paid by INMD or FCI to outside counsel in connection with matters specific to the operation of FCI such as regulatory approvals required as a result of the parties entering into this Agreement; provided however, legal fees incurred by the parties hereto as a result of a dispute between the parties shall not be considered a Cost of Services;

       2.1.7  Fringe benefits provided to Physician-Employees;

       2.1.8  All  insurance  necessary to operate FCI  including  fire,  theft,
              general     liability     and     malpractice     insurance    for
              Physician-Employees of the FCI;

       2.1.9 Professional licensure fees and board certification fees of Physician Employees and Other Professional-Employees rendering Infertility Services on behalf of FCI;


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       2.1.10 Membership   in   professional    associations    and   continuing
              professional   education   for   Physician   Employees  and  Other
              Professional Employees;

       2.1.11 Quality Assurance Program described in Section 3.7 herein;

       2.1.12 Cost of filing fictitious name permits pursuant to this Agreement;

       2.1.13 Cost of supplies, medical and administrative, and all direct general and administrative expenses, including but not limited to travel and entertainment expenses and car allowances, relative to FCI; and

       2.1.14 Such other costs and expenses directly incurred by INMD or FCI necessary for the management or operation of FCI.

     2.2 Notwithstanding anything to the contrary contained herein, Cost of Services shall not include costs of the following:

       2.2.1 Costs or expenses not included in the annual budget prepared by INMD pursuant to Section 3.4 herein, unless approved by FCI;

       2.2.2  Any INMD overhead charges;

       2.2.3 Any federal or state income taxes of FCI or INMD other than as provided above; and

       2.25   The Base Management Fee and the Additional Management Fee.

     2.3 The "Base Management Fee" and the "Additional Management Fee" described in Article 6 of this Agreement shall constitute INMD's sole compensation for all indirect costs of INMD including all legal, accounting, financial, marketing, management and administrative assistance provided by INMD corporate and regional staff which aren't provided for in Section 2.1.

                                    ARTICLE 3

                       DUTIES AND RESPONSIBILITIES OF INMD

     3.1 MANAGEMENT SERVICES AND ADMINISTRATION.

          3.1.1 FCI hereby appoints INMD as FCI's sole and exclusive manager and administrator of all of its day-to-day business functions and grants INMD all the necessary authority to carry out, with FCI's advice and consent, its duties and responsibilities pursuant to the terms of this Agreement to provide management and administrative services (the


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     "Management    Services").    Physician-Employees    of   FCI   and    only
     Physician-Employees of FCI will perform the medical functions of its practice. INMD will have no authority, directly or indirectly, to perform, and will not perform, any medical function. To the extent that they assist FCI in performing medical functions, all Technical Employees provided by INMD shall be subject to the professional supervision of FCI .

          3.1.2  INMD  will,  on  behalf  of  FCI,  bill  patients  and  collect professional fees for Infertility Services rendered by FCI at the Facilities, outside the Facilities for FCI's hospitalized patients, and for all other Infertility Services rendered by any Physician Employee or Other Professional Employee. FCI hereby appoints INMD for the term hereof to be its true and lawful attorney-in-fact, for the following purposes: (i) to bill patients in FCI's name and on its behalf; (ii) to collect accounts receivable resulting from such billing in FCI's name and on its behalf;
     (iii) to receive payments from insurance companies, prepayments received from health care plans, and all other third-party payors; (iv) to take possession of and endorse in the name of FCI (and/or in the name of any Physician Employee or Other Professional Employee rendering Infertility Services to patients of FCI) any notes, checks, money orders, and other instruments received in payment of accounts receivable; and (v) to initiate the institution of legal proceedings in the name of FCI , with FCI's advice and consent, to collect any accounts and monies owed to FCI, to enforce the rights of FCI as creditor under any contract or in connection with the rendering of any service, and to contest adjustments and denials by governmental agencies (or its fiscal intermediaries) as third-party payors.

          3.1.3 INMD will provide the administrative services function of supervising and maintaining (on behalf of FCI) all files and records relating to the operations of the Facilities, including but not limited to accounting and billing records, patient medical records, and collection records. Patient medical records shall at all times be and remain the property of FCI and shall be located at the Facilities and be readily accessible for patient care. INMD's management of all files and records shall comply with all applicable state and federal laws and regulations, including without limitation, those pertaining to confidentiality of patient records. The medical records of each patient shall be expressly deemed confidential and shall not be made available to any third party except in compliance with all applicable laws, rules and regulations. INMD shall have access to such records in order to provide the Management Services hereunder, to perform billing functions, and to prepare for the defense of any lawsuit in which those records may be relevant. The obligation to maintain the confidentiality of such records shall survive termination of this Agreement. FCI shall have unrestricted access to all of its records at all times.

          3.1.4 INMD will supply to FCI all reasonably necessary clerical, accounting, bookkeeping and computer services, printing, postage and duplication services, medical transcribing services, and any other necessary or appropriate administrative services reasonably necessary for the efficient operation of FCI's medical practice at the Facilities.


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          3.1.5 Subject to FCI's prior approval, INMD shall design and implement an appropriate marketing and public relations program on behalf of FCI, with appropriate emphasis on public awareness of the availability of Infertility Services from FCI. The public relations program shall be conducted in compliance with applicable laws and regulations governing advertising by the medical profession. FCI shall approve all advertising and marketing materials prior to use.

          3.1.6 INMD will assist FCI in recruiting additional physicians, including such administrative functions as advertising for and identifying potential candidates, checking credentials, and arranging interviews; provided, however, FCI shall interview and make the ultimate decision as to the suitability of any physician to become associated with FCI All physicians recruited by INMD and accepted by FCI shall be employees of or independent contractors to FCI.

          3.1.7 INMD will assist FCI in negotiating any managed care contracts to which FCI desires to become a party. INMD will provide administration assistance to FCI in fulfilling its obligations under any such contract.

          3.1.8 INMD will arrange for legal and accounting services as may be reasonably required in the ordinary course of FCI's operation, including the cost of enforcing any physician contract containing restrictive covenants. Nothing contained herein is intended to authorize INMD to settle any claim made by or against FCI.

          3.1.9 INMD will negotiate for and cause premiums to be paid with respect to the insurance provided for in Article 10.

          3.1.10 INMD will take such other reasonable actions to collect fees and pay expenses of the Facilities in a timely manner as are deemed reasonably necessary to facilitate the operation of FCI's medical practice at the Facilities.

     3.2 FACILITIES. INMD will provide the Facilities necessary for the operation of FCI's medical practice, as set forth in Exhibit 3.2 hereto, including but not limited to, the use of the Facilities, all repairs, maintenance and improvements thereto, utility (telephone, electric, gas, water) services, customary janitorial services, refuse disposal and all other services reasonably necessary in conducting the Facilities' physical operations. INMD will provide for the cleanliness of the Facilities, and timely maintenance and cleanliness of the equipment, furniture and furnishings located therein. INMD will consult with FCI regarding the condition, use and needs for the Facilities, equipment, services and improvements thereto. FCI shall have the right to review all proposed leases for office space and INMD shall consult with FCI with respect to the terms of such leases and use its best efforts to ensure that the leases provide for reason assignment. Additionally, INMD shall use its best efforts to ensure that equipment leases provide for reasonable assignment. INMD shall have no right to close any Facility without the advice and consent of FCI.


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     3.3 EXECUTIVE DIRECTOR AND OTHER PERSONNEL.

          3.3.1 EXECUTIVE DIRECTOR. Subject to the agreement and approval of FCI, INMD will hire and appoint an Executive Director to manage and administer all of the day-to-day business functions of the Facilities and determine the salary and fringe benefits paid to the Executive Director. At the direction, supervision and control of INMD, the Executive Director, subject to the terms of this Agreement, will implement the policies agreed upon by INMD and FCI and will generally perform the administrative duties assigned to the Executive Director by INMD.

          3.3.2 PERSONNEL. INMD will provide non-professional support personnel and administrative personnel, clerical, secretarial, bookkeeping and collection personnel reasonably necessary for the efficient operation of FCI at the Facilities. Such personnel will be under the direction, supervision and control of INMD, with Technical Employees and Other Professional Employees subject to the professional supervision of FCI. If FCI is dissatisfied with the services of any person delivering non-professional services, FCI will consult with INMD. INMD shall in good faith determine whether the employment of that employee warrants termination. INMD's obligations to utilize non-professional personnel will be governed by the overriding principle and goal of facilitating the FCI's provision of high quality medical care and laboratory services. INMD will make every effort to honor the specific requests of FCI with regard to the assignment of INMD's employees, including the Executive Director.

     3.4 FINANCIAL PLANNING AND GOALS. INMD will prepare, for the approval of FCI, an annual capital and operating budget (the "Budget") reflecting the anticipated revenues and expenses, sources and uses of capital for growth of FCI's practice and for the provision of Infertility Services at the Facilities. INMD will present the Budget to FCI for its approval at least thirty (30) days prior to the commencement of the Fiscal Year. INMD will indicate the targeted profit margin for FCI's practice at the Facilities which will be reflected in the Budget. If the parties can not agree on the Budget for any Fiscal Year, the Budget for the preceding Fiscal Year will serve as the Budget until such time as the dispute can be resolved.

     3.5 AUDITS AND STATEMENTS. INMD will prepare annual financial statements for operations of FCI at the Facilities within ninety (90) days of the close of the Fiscal Year. INMD shall prepare monthly financial statements containing a balance sheet and statement of operations, which shall be delivered to FCI within thirty (30) days after the close of each calendar month.

     3.6 TAX PLANNING AND TAX RETURNS. INMD will not be responsible for any tax planning or tax return preparation for FCI, but will provide support documentation in connection with the same. Such support documentation will not be destroyed without FCI's consent.

     3.7 INVENTORY AND SUPPLIES. INMD shall order and purchase inventory and supplies, and such other materials which are requested by FCI to enable FCI to deliver Infertility Services in a cost-effective manner.


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     3.8  QUALITY   IMPROVEMENT.   INMD  shall  assist  FCI  in  fulfilling  its
obligations to maintain a Quality Improvement Program and in meeting the goals and standards of such program.

     3.9 NEW PHYSICIAN SUBSDY. INMD agrees to assist FCI with the initial salary component of any new Physician-Employee hired by FCI, on a case by case basis.

                                    ARTICLE 4

                       DUTIES AND RESPONSIBILITIES OF FCI

     4.1 PROFESSIONAL SERVICES. FCI shall provide Infertility Services to patients in compliance at all times with ethical standards, laws and regulations applying to the practice of medicine in the State of Illinois. FCI shall ensure that each Physician-Employee, Other Professional Employee and any other professional provider associated with FCI is duly licensed to provide the Infertility Services being rendered within the scope of such provider's practice. In addition, FCI shall require each Physician-Employee to maintain a DEA number and appropriate medical staff privileges as determined by FCI during the term of this Agreement. In the event that any disciplinary actions or medical malpractice actions are initiated against any Physician-Stockholder, Physician-Employee or other professional provider, FCI shall promptly inform the Executive Director and provide the underlying facts and circumstances of such action.

     4.2 MEDICAL PRACTICE. FCI shall use and occupy the Facilities exclusively for the purpose of providing Infertility Services and shall comply with all applicable laws and regulations and all applicable standards of medical care, including, but not limited to, those established by the American Society of Reproductive Medicine. The medical practice conducted at the Facilities shall be conducted solely by Physician-Employees employed by or serving as independent contractors to FCI, and Other Professional Employees. No other physician or medical practitioner shall be permitted to use or occupy the Facilities without the prior written consent of INMD, except in the case of a medical emergency, in which event, notification shall be provided to INMD as soon after such use or occupancy as possible.

     4.3 EMPLOYMENT OF PHYSICIAN AND OTHER PROFESSIONAL EMPLOYEES. In the event FCI shall determine that additional physicians are necessary, FCI shall undertake and use its best efforts to locate physicians who, in FCI's judgment, possess the credentials and expertise necessary to enable such physician candidates to become affiliated with FCI for the purpose of providing Infertility Services. FCI shall cause each Physician-Employee to enter into an employment agreement with FCI in the form attached hereto as Exhibit 4.3 (A) if the Physician-Employee is a shareholder or in the form of Exhibit 4.3(B) if the Physician-Employee is not a shareholder, or such other form as is mutually acceptable to FCI and INMD. Physicians shall also sign, and shall require each shareholder to sign an Acknowledgment of Personal Responsibility in the form attached hereto as Exhibit (C), unless this requirement is waived by INMD. FCI covenants that it will not employ any physician unless the physician shall sign such employment agreement before employment. FCI shall have complete control of and responsibility for the hiring, compensation, supervision,


                                      - 9 -

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evaluation  and  termination of its Physician  Employees and Other  Professional
Employees, although at the request of FCI, INMD shall consult with FCI respecting such matters.

     4.4 CONTINUING MEDICAL EDUCATION . FCI shall require its Physician Employees and Other Professional Employees to participate in such continuing medical education as FCI deems to be reasonably necessary for such physicians or Other Professional Employees to remain current in the provision of Infertility Services.

     4.5 PROFESSIONAL INSURANCE ELIGIBILITY. FCI shall cooperate in the obtaining and retaining of professional liability insurance by assuring that its Physician Employees and Other Professional Employees are insurable and participating in an on-going risk management program.

     4.6 ARRANGEMENS WITH OTHER ENTITIES. FCI physicians are the sole providers of physician services to IVF Illinois, an Illinois corporation, that in turn, provides in vitro fertilization surgical procedures to patients of FCI. Revenues from such services to IVF Illinois shall be accounted for and included in the Revenues of FCI.

     4.7 IVF ILLINOIS OWNERSHIP INTEREST. Each Physician or Physician-controlled corporation having an ownership interest in IVF Illinois will on or before the Closing Date transfer such ownership interest in IVF Illinois to FCI.

     4.8 OTHER BUSINESSES. Each of Drs. Lifchez, Moise and Valle have ownership interests in other businesses that are affiliated with FCI. These entities, Fertility and Reproductive Endocrinology Associates, S.C., owned by Aaron Lifchez, M.D.; F.R.E.A. Ultrasound Services, S.C., owned by Aaron Lifchez, M.D. and Roberta Lifchez, his wife; Fertility and Reproductive Medicine Associates, S.C., owned by Jorge Valle, M.D.; and, Jacob Moise, M.D., S.C., owned by Jacob Moise, M.D. will as of the Closing Date, cease delivery of clinical and medical services and assign to FCI all contracts for such services, and will cease generating Revenues as herein defined.

                                    ARTICLE 5

                              LICENSE OF INMD NAME

     5.1 GRANT OF LICENSE. INMD hereby grants to FCI a revocable and non-assignable license for the term of this Agreement to use the names REPRODUCTIVE SCIENCE CENTER, FERTILITY CENTERS OF ILLINOIS and any other service names, trademark names and logos of INMD (the "Trade Names") in conjunction with the provision of Infertility Services by FCI at the Facilities. Notwithstanding the License granted to FCI hereunder, INMD retains the absolute right to use and license the Trade Names to others.

     5.2 FICTITIOUS NAME PERMIT. If necessary, FCI shall file or cause to be filed an original, amended or renewal application with an appropriate regulatory agency to obtain a fictitious


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name permit which allows FCI to practice at the Facilities under the Trade Names and shall take any other actions reasonably necessary to procure protection of or protect INMD's rights to the Trade Names. INMD shall cooperate and assist FCI in obtaining any such original, amended or renewal fictitious name permit.

     5.3 RIGHTS OF INMD. FCI acknowledges INMD's exclusive right, ownership, title and interest in and to the Trade Names and will not at any time do or cause to be done any act or thing contesting or in any way impairing or tending to impair any part of such right, title and interest. In connection with the use of the Trade Names, FCI shall not in any manner represent that it has any ownership interest in the Trade Names, and FCI's use shall not create in FCI's favor any right, title, or interest in or to the Trade Names other than the right of use granted hereunder, and all such uses by FCI shall inure to the benefit of INMD. FCI shall notify INMD immediately upon becoming aware of any claim, suit or other action brought against it for use of the Trade Names or the unauthorized use of the Trade Names by a third party. FCI shall not take any other action to protect the Trade Names without the prior written consent of INMD. INMD, if it so desires, may commence or prosecute any claim or suit in its own name or in the name of FCI or join FCI as a party thereto. FCI shall not have any rights against INMD for damages or other remedy by reason of any determination of INMD not to act or by reason of any settlement to which INMD may agree with respect to any alleged infringements, imitations or unauthorized use by others of the Trade Names, nor shall any such determination of INMD or such settlement by INMD affect the validity or enforceability of this Agreement.

     5.4 RIGHTS UPON TERMINATION.

          5.4.1 Upon termination of this Agreement, FCI shall: (i) within 30 days of the termination, cease using the Trade Names in all respects and refrain from making any reference on its letterhead or other publicly-disseminated information or material to its former relationship with INMD; and (ii) take any and all actions required to make the Trade Names available for use by any other person or entity designated by INMD.

          5.4.2 FCI's failure (except as otherwise provided herein) to cease using the Trade Names at the termination or expiration of this Agreement will result in immediate and irreparable damage to INMD and to the rights of any licensee of INMD. There is no adequate remedy at law for such failure. In the event of such failure, INMD shall be entitled to equitable relief by way of injunctive relief and such other relief as any court with jurisdiction may deem just and proper. Additionally, pending such a hearing and the decision on the application for such permanent injunction, INMD shall be entitled to a temporary restraining order, without prejudice to any other remedy available to INMD. All such remedies hereunder shall be at the expense of FCI and shall not be a Cost of Services.

                                    ARTICLE 6

                             FINANCIAL ARRANGEMENTS

     6.1 SERVICE FEES. The compensation set forth in this Article 6 is being paid to INMD in consideration of the substantial commitment made and services to be rendered by INMD hereunder and is fair and reasonable. INMD shall be paid the following amounts (collectively "Service Fees"):

          6.1.1 an amount reflecting all Cost of Services (whether incurred by INMD or FCI) paid or accrued by INMD pursuant to the terms of this Agreement;

          6.1.3. during each year of this Agreement, a Base Management Fee of an amount equal to six percent (6%) of Revenues; and

          6.1.4 an Additional Management Fee in accordance with the following table:

                       Years 1 through 5 of this Agreement

     Costs of Services plus the Base
     Management Fee as a % of Revenues                Additional Management Fee
     ---------------------------------                -------------------------
     50% and Below                                         10% of Revenues
     51% to 60%                                             8% of Revenues
     61% to 70%                                             6% of Revenues
     71% to 80%                                             4% of Revenues
     81% or More                                            0% of Revenues

                      Years 6 through 20 of this Agreement

     50% and Below                                         12% of Revenues
     51% to 60%                                            10% of Revenues
     61% to 70%                                             7% of Revenues
     71% to 80%                                             5% of Revenues
     81% or More                                            0% of Revenues

     6.2 ACCOUNTS RECEIVABLE. On or before the 15th business day of each month, INMD shall reconcile the accounts receivable of FCI arising during the previous calendar month. Accounts receivable shall be defined as all receivables recorded each month (net of Adjustments) on the books of the FCI INMD shall transfer or pay such amount to FCI equal to the accounts receivable less Service Fees. INMD shall, in addition, transfer such portion of the Services Fees necessary to pay such portion of the Cost of Services which are costs and expenses of FCI, as described in Section 2.1 above. FCI shall cooperate with INMD and execute all necessary documents in connection with the assignment of such accounts receivable to INMD or at INMD's option, to its lenders. All collections in respect of such accounts receivable shall be deposited in a bank account at a bank designated by INMD. To the extent FCI comes into possession of any payments in respect of such accounts receivable, FCI shall direct such payments to INMD for deposit in bank accounts designated by INMD.

     6.3 ADVANCES. In addition to the purchase of the Accounts Receivable set forth in 6.2 above, INMD agrees to advance funds to FCI, to meet Cost of Services, provide working capital or fund mergers with other physicians or physician groups into FCI ("Advance"). Such Advances shall be made only with the consent of FCI.

          6.3.1 Any Advance hereunder shall be a debt owed to INMD by FCI and shall have payment priority over any distribution to Physician-Shareholders. Any Advance shall be repaid from any distribution to Physician-Stockholders either as a lump sum payment, within 60 days after the advance or installments as agreed to by INMD.

          6.3.2 Interest expense will be charged on an Advance and will be computed at the Prime Rate used by INMD's primary bank in effect at the time of the Advance. Advances shall be evidenced by a security agreement in the form of Exhibit 6.3.2, giving INMD a collateral interest in all accounts receivable of FCI and distributions to FCI Shareholders.

                                    ARTICLE 7

                       EXCLUSIVE MANAGEMENT RIGHT AND TERM

     7.1 INMD agrees to pay FCI the sum of $8 Million ("Management Fee") for the exclusive right to manage FCI during the term of this Agreement (the "Exclusive Management Right"), which amount shall be paid, as follows, on a mutually agreed date which is within 30 days (the "Closing Date") of completion of an offering of INMD securities pursuant to which INMD receives at least $6.0 million or more, net (the " Offering"):

          7.1.1 $2.0 Million in INMD unregistered Common Stock for which FCI and its assigns will have piggyback rights subject to underwriter approval. ( If INMD proposes to sell any shares of Common Stock in a public offering that is registered under the Securities Act of 1933, then FCI shall have the right to include in such offering all or a portion of the shares of INMD Common Stock issued to FCI in this transaction [so called "piggyback rights"], provided, however, that if the offering is an underwritten public offering, FCI's piggyback rights would be subject to "cut-back" to the extent determined bythe managing underwriters.) The number of INMD shares ("Shares") to be issued will be determined based upon the average closing price of INMD's Common Stock for the 10 day-period prior to the third business day before the Closing Date; provided, however, that in no event will the price per share exceed $3.25 or be less than $1.75 for purposes of calculating the number of shares to be issued to FCI. For a period of two years following the Closing, FCI and its assignees will give Gerardo Canet, President and Chief Executive Officer of INMD or his designee, voting proxy as to the Shares with respect to (i) election of Directors or any amendment to INMD's Certificate of Incorporation affecting Directors and (ii) any change in stock options for management and Directors; and

          7.1.2 $6.0 Million in certified funds.

     7.2 The term of this Agreement shall begin on the Closing Date and shall expire twenty (20) years after such date unless earlier terminated pursuant to
Article 8, below. This Agreement may be renewed by either party, if within the period of 180 days prior to the expiration date one party gives notice to the other of its intention to continue this Agreement under the same terms and conditions as set forth herein or under such different terms and conditions as particularly set forth in the written notice and further providing that the other party has 30 days from the date of notice to accept, reject or modify the offer. If within 30 days, the other party does not respond or by written notice accepts, this Agreement shall continue for an additional 10 years under the terms and conditions as provided in the notice.

     7.3 The  obligations of INMD  hereunder,  including its  obligations  under
Section 7.1, are subject to:

          7.3.1 INMD receiving at least $6.0 million or more, net, in the Offering. INMD shall communicate weekly with FCI concerning the status of the Offering;

          7.3.2   Satisfactory   completion   by  INMD  of  its  due   diligence
investigation regarding this proposed Agreement;

          7.3.3 Negotiation and execution of a mutually satisfactory asset purchase agreement, containing, among other things, representations, warranties, covenants, indemnities and conditions, pursuant to which INMD will acquire certain assets from FCI; and

          7.3.4 Delivery by FCI of executed Physician Employment Agreements in the form of Exhibit 4.3 hereto for each Physician-Stockholder and each Physician-Employee.

     7.4 FCI shall cooperate with INMD in connection with the Offering, including making available all required financial and business information. In connection therewith, FCI will give access to its employees, books and records and other documentation as INMD, its legal, accounting and other representatives may require to accomplish the Offering.

     7.5 If INMD has not satisfied the contingency set forth in Section 7.3.1 within six (6) months of execution of this Agreement, this Agreement may be voided by either party by giving written notice by certified mail, return receipt requested or overnight express delivery service.

     7.6 Within 15 days after the Closing Date, INMD shall cause a Physician-Stockholder designated by FCI (the "FCI Director") to be appointed to INMD's Board of Directors. At the next annual meeting of shareholders at which the FCI Director is up for re-election, INMD shall use its best efforts to cause the FCI Director to be nominated for re-election and cause Gerardo Canet to vote the Shares in favor of such re-election.

                                    ARTICLE 8

                          TERMINATION OF THE AGREEMENT

     8.1 TERMINATION

     This Agreement may be terminated by either party in the event of the following:

          8.1.1 INSOLVENCY. If a receiver, liquidator or trustee of any party shall be appointed by court order, or a petition to reorganize shall be filed against any party under any bankruptcy, reorganization or insolvency law, and shall not be dismissed within 90 days, or any party shall file a voluntary petition in bankruptcy or make assignment for the benefit of creditors, then either of the other parties may terminate this Agreement upon 10 days prior written notice to the other parties.

          8.1.2 MATERIAL BREACH. If either party shall materially breach its obligations hereunder, then either of the other parties may terminate this Agreement by providing 30 days prior written notice to the breaching party detailing the nature of the breach, provided that the breaching party shall not have cured the breach within such 30 day period, or, with respect to breaches that are not curable within such 30 day period, shall not have commenced to cure such breach within such 30 day period and thereafter shall not have cured the breach with the exercise of due diligence.

          8.1.3 ILLEGALITY. Any party may terminate this Agreement immediately upon receipt of notification by any local, state or federal agency or court of competent jurisdiction that the conduct contemplated by this Agreement is forbidden by law; except that this Agreement shall not terminate during such period of time as to any party which contests such notification in good faith and the conduct contemplated by this Agreement is allowed to continue during such contest. If any governing regulatory agency asserts that the services provided by INMD under this Agreement are unlawful or that the practice of medicine by FCI as contemplated by this Agreement requires a certificate of need, and any such assertion is not contested (or if contested, the agency's assertion is found to be correct by a court of competent jurisdiction and no appeal is taken, or if any appeals are taken and the same are unsuccessful), this Agreement shall thereupon terminate with the same force as if such termination date was the date originally specified in this Agreement as the date of final expiration of the terms of this Agreement.

     8.2 TERMINATION BY INMD FOR PROFESSIONAL DISCIPLINARY ACTIONS. FCI shall be obligated to suspend a physician whose authorization to practice medicine is suspended, revoked or not renewed. INMD may terminate this Agreement upon 10 days prior written notice to FCI if a Physician's authorization to practice medicine is suspended, revoked or not renewed and FCI has failed to suspend such physician; provided, however, such action may not be taken until FCI has been given 30 days to resolve such physician's authorization to practice medicine. FCI shall notify INMD within five (5) days of a notice that a physician's authorization to practice medicine is suspended, revoked or not renewed or that formal disciplinary action has been taken against a physician which could reasonably lead to a suspension, revocation or non-renewal of a physician's license.

                                    ARTICLE 9

                  PURCHASE OF ASSETS - OBLIGATIONS AND OPTIONS

     9.1 TERMINATION BY INMD. If INMD terminates this Agreement due to the insolvency of FCI (Section 8.1.1), for a material breach by FCI (Section 8.1.2), or FCI fails to suspend a physician whose license is suspended, revoked or not renewed (Section 8.2), FCI agrees, within 90 days of the date of termination of this Agreement, at INMD's option, to purchase from INMD the FCI Assets as set forth in Sections 9.1.1 and 9.1.3 below.

          9.1.1 The purchase price of the FCI Assets will be the net book value determined in accordance with GAAP, consistently applied, as at the date of the termination.

          9.1.2 In addition to purchasing the FCI Assets pursuant to Section 9.1, FCI shall pay INMD 100% of the preceding 12-months' revenues over $10 Million and any and all outstanding unpaid Advances.

          9.1.3 In addition to the obligations set forth in Sections 9.1 and 9.2, during the first 5 years of this Agreement FCI shall repay INMD such portion of the Exclusive Management Fee in excess of an amount determined by multiplying the number of years the Management Agreement has been in effect rounded off to the nearest quarter of the year by $1.6 million ("Earned Amount"). The Earned Amount is then deducted from the $8.0 Million FCI actually received from INMD for the Exclusive Management Right. Any repayment may be made in the same proportion of INMD Common Stock and cash which was received under Section 7.1, with the INMD Common Stock price per share, for purposes of the repayment, being the same as the price per share that existed when FCI received the INMD Common Stock from INMD. FCI shall be entitled to a credit under this Section 9.1.3 in an amount equal to payment received by INMD as a result of Section 3 certain Personal Responsibility Agreements among INMD, FCI and FCI's Physician-Stockholders dated February 28, 1997.

          9.1.4 If a purchase is completed under this Section 9.1, FCI shall assume all leases for offices and equipment used directly for the management and operation of FCI's business and may hire such employees from INMD as it determines are necessary to operate the medical practice and business.

     9.2 TERMINATION BY FCI In the event this Agreement is terminated by FCI as a result of the insolvency of INMD (8.1.1) or material breach by INMD (8.1.2), INMD agrees, within 90 days of the date of termination, at FCI option, to sell to FCI the FCI Assets as set forth in Sections 9.1.1, to 9.1.3 together with leasehold improvements.

          9.2.1 If a termination occurs under this Section 9.2, FCI shall assume all leases for offices and equipment used directly for the management and operation of FCI's business and may hire such employees from INMD as it determines are necessary to operate the medical practice and business.

          9.2.2 In the event FCI exercise the option set forth in this Section 9.2, closing shall occur within 90 days of the date the option is exercised. In the event FCI does not exercise the option within 90 days of termination, FCI shall have relinquished its right and interest to the FCI Assets and INMD shall be free to use or dispose of the FCI Assets as it determines with neither party having any further obligations to the other.

     9.3 TRANSFER OF OWNERSHIP

     Upon receipt of payment of the purchase price and other payments due, INMD shall transfer ownership and possession of the FCI Assets, and assign all right, title and interest in and to and obligations under the Lease(s) to FCI and return to FCI all security deposits. FCI shall have the option of receiving full credit on the purchase price for all liens, encumbrances or security interest, or of having INMD transfer ownership of the FCI Assets free and clear of all liens, encumbrances or security interests thereon.

                                   ARTICLE 10

                                    INSURANCE

     10.1 INMD shall carry professional liability insurance, covering itself and its employees providing services under this Agreement in the minimum amount of $1 million per incident, $3 million in the aggregate, at its own expense. INMD shall also carry a policy of public liability and property damage insurance with respect to the Facilities under which the insurer agrees to indemnify INMD against all cost, expense and/or liability arising out of or based upon any and all claims, accidents, injuries and damages customarily included within the coverage of such policies of insurance available for INMD. The minimum limits of liability of such insurance shall be $1 million combined single limit covering bodily injury and property damage. If possible under the terms of the insurance coverage, FCI shall be named as additional insureds on the INMD's public liability and property damage insurance policies. Evidence of such policies shall be presented to FCI within thirty (30) days after the coverage is effected.

     10.2 INMD shall use its best efforts to cause FCI to be made an additional insured under INMD's professional liability coverage; provided, however, conditions for being made an additional insured shall be (i) FCI utilizing patient informed consent forms supplied by INMD and (ii) FCI complying with requirements of INMD's insurance company. A Certificate of Insurance evidencing such policies shall be presented to FCI within thirty (30) days after FCI being named an additional insured. If FCI isn't made an insured, FCI shall carry professional liability insurance covering FCI and FCI's employees in the amount of $1 million per incident, $3 million in the aggregate. INMD shall be made an additional insured under such coverage and Certificates of Insurance evidencing such policies and additional insured status shall be presented to INMD within thirty (30) days after such coverage is effected.

     10.3 FCI and INMD shall  provide  written  notice to the other at least ten
(10) days in advance of the effective date of any reduction, cancellation or termination of the insurance required to be carried by each hereunder.

                                   ARTICLE 11

                                  MISCELLANEOUS

     11.1 INDEPENDENT CONTRACTOR. INMD and FCI are independent contracting parties. In this regard, the parties agree that:

          11.1.1 The relationship between INMD and FCI is that of an independent supplier of non-medical services and a medical practice, respectively, and, unless otherwise provided herein, nothing in this Agreement shall be construed to create a principal-agent, employer-employee, or master-servant relationship between INMD and FCI;

          11.1.2 Notwithstanding the authority granted to INMD herein, INMD and FCI agree that FCI shall retain the full authority to direct all of the medical, professional, and ethical aspects of its medical practices;

          11.1.3 Any powers of FCI not specifically vested in INMD by the terms of this Agreement shall remain with FCI;

          11.1.4 FCI shall, at all times, be the sole employer of the Physician Employees, the Other Professional Employees required by law to be employees of FCI and all other professional personnel engaged by FCI in connection with the operation of its medical practice at the Facilities, and shall be solely responsible for the payment of all applicable federal, state or local withholding or similar taxes and provision of workers' compensation and disability insurance for such professional personnel that are employees of FCI;

          11.1.5 No party shall have the right to participate in any benefits, employment programs or plans sponsored by the other parties on behalf of the other parties' employees, including, but not limited to, workers' compensation, unemployment insurance, tax withholding, health insurance, life insurance, pension plans or any profit sharing arrangement;

          11.1.6 In no event shall any party be liable for the debts or obligations of any other party except as otherwise specifically provided in this Agreement; and

          11.1.7 Matters involving the internal agreements and finances of FCI, including but not limited to the distribution of professional fee income among Physician Employees and Other Professional Employees who are providing professional services to patients of FCI, and other employees of FCI, disposition of FCI property and stock, accounting, tax preparation, tax planning, and pension and investment planning (and expenses relating solely to these internal business matters), hiring and firing of physicians, decisions and contents of reports to regulatory authorities governing FCI and licensing, shall remain the sole responsibility of FCI and the individual Physician-Stockholder(s).

     11.2 FORCE MAJEURE. No party shall be liable to the other parties for failure to perform any of the services required under this Agreement in the event of a strike, lockout, calamity, act of God, unavailability of supplies, or other event over which such party has no control, for so long as such event continues and for a reasonable period of time thereafter, and in no event shall such party be liable for consequential, indirect, incidental or like damages caused thereby.

    11.3 EQUITABLE RELIEF. Without limiting other possible remedies available to a non-breaching party for the breach of the covenants contained herein, including the right of INMD to cause FCI to enforce any and all provisions of the employment agreements described in Section 4.3 hereof, injunctive or other equitable relief shall be available to enforce those covenants, such relief to be without the necessity of posting bond, cash or otherwise. If any restriction contained in said covenants is held by any court to be unenforceable or unreasonable, a lesser restriction shall be enforced in its place and remaining restrictions therein shall be enforced independently of each other.

     11.4 PRIOR AGREEMENTS; AMENDMENTS. This Agreement supersedes all prior agreements and understandings between the parties as to the subject matter covered hereunder, and this Agreement may not be amended, altered, changed or terminated orally. No amendment, alteration, change or attempted waiver of any of the provisions hereof shall be binding without the written consent of all parties, and such amendment, alteration, change, termination or waiver shall in no way affect the other terms and conditions of this Agreement, which in all other respects shall remain in full force.

     11.5 ASSIGNMENT; BINDING EFFECT. This Agreement and the rights and obligations hereunder may not be assigned without the prior written consent of all of the parties, and any attempted assignment without such consent shall be void and of no force and effect, except that

INMD may assign this Agreement to any subsidiary or affiliate of INMD without the consent of the other parties and FCI may assign this Agreement to a newly created Subchapter S corporation that the Physician-Stockholders anticipate creating and into which FCI will be merged. The provisions of this Agreement shall be binding upon and shall inure to the benefit of the parties' respective heirs, legal representatives, successors and permitted assigns.

     11.6 WAIVER OF BREACH. The failure to insist upon strict compliance with any of the terms, covenants or conditions herein shall not be deemed a waiver of such terms, covenants or conditions, nor shall any waiver or relinquishment of any right at any one or more times be deemed a waiver or relinquishment of such right at any other time or times.

     11.7 GOVERNING LAW. This Agreement shall be governed by and construed in accordance with the laws of the State of Illinois, irrespective of the principal place of business of the parties hereto. Any and all claims, disputes, or controversies arising under, out of, or in connection with this Agreement or any breach thereof, except for equitable relief sought pursuant to Section 11.4 hereof, shall be determined by binding arbitration in the State of Illinois, County of Cook (hereinafter "Arbitration"). The party seeking determination shall subject any such dispute, claim or controversy to either (i) JAMS/Endispute or (ii) the American Arbitration Association, and the rules of commercial arbitration of the selected entity shall govern. The Arbitration shall be conducted and decided by three (3) arbitrators, unless the parties mutually agree, in writing at the time of the Arbitration, to fewer arbitrators. In reaching a decision, the arbitrators shall have no authority to change or modify any provision of this Agreement, including any liquidated damages provision. Each party shall bear its own expenses and one-half the expenses and costs of the arbitrators. Any application to compel Arbitration, confirm or vacate an arbitral award or otherwise enforce this Paragraph shall be brought in the Courts of the State of Illinois or the United States District Court for the Northern District of Illinois, to whose jurisdiction for such purposes FCI and INMD hereby irrevocably consent and submit.

     11.8 SEPARABILITY. If any portion of the provisions hereof shall to any extent be invalid or unenforceable, the remainder of this Agreement, or the application of such portion or provisions in circumstances other than those in which it is held invalid or unenforceable, shall not be affected thereby, and each portion or provision of this Agreement shall be valid and enforced to the fullest extent permitted by law, but only to the extent the same continues to reflect fairly the intent and understanding of the parties expressed by this Agreement take as a whole.

     11.9 HEADINGS. Section and paragraph headings are not part of this Agreement and are included solely for convenience and are not intended to be full or accurate descriptions of the contents thereof.

     11.10 NOTICES. Any noticeor other communication required by or which may be given pursuant to this Agreement shall be in writing and mailed, certified or registered mail, postage prepaid, return receipt requested, or overnight delivery service, such as Fedex or Airborne Express, prepaid, and shall be deemed given when received. Any such notice or communication shall be sent to the address set forth below:

          11.10.1 If for INMD at:

                IntegraMed  America, Inc.
                One Manhattanville Road
                Purchase, NY 10577-2100
                Attention: Gerardo Canet, President

                         With a copy to:

                IntegraMed  America, Inc.
                One Manhattanville Road
                Purchase, NY 105277-2100
                Attention:  Claude White, General Counsel

          11.10.2 If for FCI at:

                Fertility Centers of Illinois, S.C.
                3000 North Halsted Street,
                Suite 509
                Chicago, Illinois 60657
                Attention: Aaron S. Lifchez, M.D., President

                         With a copy to:

                Norman H. Goldman, Esq.
                Goldman & Piersma, P.C.
                2833 Lincoln Street
                Highland, Indiana 46322-1994

     Any party hereto, by like notice to the other parties, may designate such other address or addresses to which notice must be sent.

     11.11 ENTIRE AGREEMENT. This Agreement and all attachments hereto and the Asset Purchase Agreement represent the entire understanding of the parties hereto with respect to the subject matter hereof and thereof, and cancel and supersede all prior agreements and understandings among the parties hereto, whether oral or written, with respect to such subject matter.

     11.12 NO MEDICAL PRACTICE BY INMD. INMD will not engage in any activity that constitutes the practice of medicine, and nothing contained in this Agreement is intended to authorize INMD to engage in the practice of medicine or any other licensed profession.

     11.13 CONFIDENTIAL INFORMATION.

     (a) During the initial term and any renewal term(s) of this Agreement, the parties may have access to or become acquainted with each other's trade secrets and other confidential or proprietary knowledge or information concerning the conduct and details of each party's business ("Confidential Information"). At all times during and after the termination of this Agreement, no party shall directly or indirectly, communicate, disclose, divulge, publish or otherwise express to any individual or governmental or non-governmental entity or authority (individually and collectively referred to as "Person") or use for its own benefit or the benefit of any Person any Confidential Information, no matter how or when acquired, of another party. Each party shall cause each of its employees to be advised of the Confidential nature of such Confidential Information and to agree to abide by the confidentiality terms of this Agreement. No party shall photocopy or otherwise duplicate any Confidential Information of another party without the prior express written consent of the such other party except as is required to perform services under this Agreement. All such Confidential Information shall remain the exclusive property of the proprietor and shall be returned to the proprietor immediately upon any termination of this Agreement.

     (b) Confidential Information shall not include information which (i) is or becomes known through no fault of a party hereto; (ii) is learned by a party from a third-party legally entitled to disclose such information; or (iii) was already known to a party at the time of disclosure by the disclosing party.

     (c) In order to minimize any misunderstanding regarding what information is considered to be Confidential Information, INMD or FCI will designate at each others request the specific information which INMD or FCI considers to be Confidential Information.

     11.14 INDEMNIFICATION.

          11.14.1 INMD agrees to indemnify and hold harmless FCI, its directors, officers, employees and servants from any suits, claims, actions, losses, liabilities or expenses (including reasonable attorney's fees) arising out of or in connection with any act or failure to act by INMD related to the performance of its duties and responsibilities under this Agreement. The obligations contained in this Section 11.15.1 shall survive termination of this Agreement.

          11.14.2 FCI agrees to indemnify and hold harmless INMD, its shareholders, directors, officers, employees and servants from any suits, claims, actions, losses, liabilities or expenses (including reasonable attorney's fees) arising out of or in connection with any act or failure to act by FCI related to the performance of its duties and responsibilities under this Agreement. The obligations contained in this Section 11.15.2 shall survive termination of this Agreement.

     11.15 FINDER'S FEE. For any established physician practice in the States of Illinois, Indiana, Iowa, Michigan and Wisconsin, after date of this Agreement and during the first five (5) years hereof, that FCI or one of its Physician-Stockholders introduces to INMD as a prospect for a management agreement ("Prospect") and such Prospect enters into a management agreement with INMD, FCI shall be eligible for a finder's fee of 2% of the Prospect's annual Revenues for each of the first 3 years of the management agreement; provided, the Prospect enters into a management agreement for not less than ten (10) years.

          11.15.1 The finder's fee provided for in Section 11.15 shall not apply with respect to any management agreement between Dr. Edward Marut and INMD.


          IN WITNESS WHEREOF, this Agreement has been executed by the parties hereto as of the day and year first above written.


INTEGRAMED  AMERICA, INC.




By:______________________________________
    GERARDO CANET, PRESIDENT



FERTILITY CENTERS OF ILLINOIS, S.C.


BY:_______________________________________
    AARON S. LIFCHEZ, M.D., PRESIDENT